Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

1347 Property Insurance Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Company duly held on September 27, 2019, resolutions were duly adopted setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of said Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Third Amended and Restated Certificate of Incorporation of the Company be amended by changing Section 3 of Article VI thereof so that, as amended, said Section 3 of Article VI shall be and read as follows:

3. NUMBER OF DIRECTORS; TERM OF OFFICE. Subject to all the rights, powers and preferences of any series of Preferred Stock, the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The successors of the Directors whose terms expire at the 2019 annual meeting of stockholders shall serve a term of office to expire at the 2020 annual meeting of stockholders. At the 2020 annual meeting of stockholders, the successors of the Directors whose terms expire at that meeting shall serve a term of office to expire at the 2021 annual meeting of stockholders. At the 2021 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, the successors of the Directors whose terms expire at each such meeting shall serve a term of office expiring at the annual meeting of stockholders next following their election. Notwithstanding the foregoing, the Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, any and all vacancies in the Board of Directors, however occurring, including, without limitation, newly-created Directorships by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the remaining Directors then in office, even if less than a quorum (and not by stockholders), and Directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which their term of office expires or until such Directors’ successors shall have been duly elected and qualified. No decrease in the authorized number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors then in office, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed this 17th day of December, 2019.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
Name:	John S. Hill
Title:	Executive Vice President, Chief Financial Officer and Secretary